Exhibit 99.1

56 Prospect St, Hartford, Connecticut 06103-2818 800 Boylston St., Boston, Massachusetts 02199

News Release

NU Reports Second Quarter Results

HARTFORD, Conn. and BOSTON, Mass. (July 31, 2014) – Northeast Utilities (NYSE: NU) today reported earnings of $127.4 million, or $0.40 per share, in the second quarter of 2014, compared with $171 million, or $0.54 per share, in the second quarter of 2013.  Second quarter 2014 results include an after-tax charge of $32.1 million, or $0.10 per share, related to Federal Energy Regulatory Commission (FERC) orders issued in June 2014 concerning the authorized return on equity for the owners of New England’s electric transmission system.  Second quarter results also include after-tax integration costs of $4.5 million in 2014 and $1.8 million in 2013.  Excluding those integration costs, NU earned
$131.9 million, or $0.42 per share, in the second quarter of 2014, compared with $172.8 million, or $0.55 per share, in the second quarter of 2013.

In the first half of 2014, NU earned $363.3 million, or $1.15 per share, compared with earnings of
$399.1 million, or $1.26 per share, in the first half of 2013.  Excluding after-tax integration costs, NU earned $373.7 million, or $1.18 per share, in the first half of 2014, compared with earnings of
$402.6 million, or $1.27 per share, in the first half of 2013.

Also today, NU narrowed its 2014 earnings guidance to between $2.60 per share and $2.70 per share, including the $0.10 per share transmission reserve.

“While we have joined other New England transmission owners in asking FERC to clarify and rehear certain elements of its June 19 orders, we are encouraged that the commissioners concluded that the continued build-out of the nation’s transmission grid is critical and needs to be encouraged through supportive ratemaking,” said Thomas J. May, NU chairman, president and chief executive officer.  “We continue to believe that our transmission construction program provides a wide range of benefits to New England electric customers and will be a cornerstone to achieving our long range guidance of 6-8 percent earnings per share growth.”

Electric Transmission

NU’s transmission segment earned $43.9 million in the second quarter of 2014 and $118.8 million in the first half of 2014, compared with earnings of $76.8 million in the second quarter of 2013 and
$156.7 million in the first half of 2013.  The lower earnings were primarily the result of the second quarter transmission reserve and a lower effective tax rate in 2013, compared with 2014.

Electric Distribution and Generation

NU’s electric distribution and generation segment earned $83.4 million in the second quarter of 2014 and
$195.6 million in the first half of 2014, compared with earnings of $91.2 million in the second quarter of 2013 and $190.6 million in the first half of 2013.  The results reflect a 2.9 percent reduction in second quarter retail sales in 2014, primarily due to milder temperatures in late May and June, compared

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with the same period of 2013.  They also reflect higher levels of depreciation, property tax and interest expense, partially offset by lower operation and maintenance expense.  Over the first six months of 2014, retail electric sales are up about 0.7 percent from the same period of 2013, but are essentially flat on a weather-adjusted basis.

Earnings of Electric Utility Subsidiaries (net of preferred dividends)

The Connecticut Light and Power Company earned $35.9 million in the second quarter of 2014 and $113.9 million in the first half of 2014, compared with earnings of $66.5 million in the second quarter of 2013 and $150.1 million in the first half of 2013.  Lower second quarter results were due primarily to lower transmission earnings resulting from the reserve, a 2.8 percent reduction in retail sales, and higher depreciation, property tax and interest expense.

NSTAR Electric Company earned $59.6 million in the second quarter of 2014 and $117.2 million in the first half of 2014, compared with earnings of $57.4 million in the second quarter of 2013 and
$105 million in the first half of 2013.  Improved results were due primarily to lower operation and maintenance expense.

Public Service Company of New Hampshire earned $24.1 million in the second quarter of 2014 and $56.7 million in the first half of 2014, compared with $27.2 million in the second quarter of 2013 and $56.2 million in the first half of 2013.  Lower second quarter results were due in part to the transmission reserve and lower generation earnings.

Western Massachusetts Electric Company (WMECO) earned $7 million in the second quarter of 2014 and $25.1 million in the first half of 2014, compared with earnings of $16.4 million in the second quarter of 2013 and $35 million in the first half of 2013.  WMECO’s 2014 results declined primarily due to the transmission reserve.

Natural Gas Distribution

NU’s natural gas distribution segment, which includes both Yankee Gas Services Company and NSTAR Gas Company, earned $2 million in the second quarter of 2014 and $54.1 million in the first half of 2014, compared with earnings of $1.2 million in the second quarter of 2013 and $44.5 million in the first half of 2013.  Improved results in 2014 primarily reflect increased sales due to this year’s colder temperatures and continued customer growth.  Combined firm natural gas sales for NSTAR Gas and Yankee Gas were up 12.4 percent in the first half of 2014, compared with the first half of 2013.  They rose 4.1 percent on a weather-adjusted basis.

“As a result of the foresight of public policy leaders in both Connecticut and Massachusetts, we expect strong natural gas sales growth for at least the next decade as New England homeowners and businesses continue to take advantage of the significantly lower cost and reduced environmental impact associated with natural gas,” May said.

NU parent and other businesses

Excluding integration costs, NU parent and other businesses earned $2.6 million in the second quarter of 2014 and $5.2 million in the first half of 2014, compared with earnings of $3.6 million in the second quarter of 2013 and $10.8 million in the first half of 2013.  Lower results in 2014 compared to 2013 are due primarily to a higher effective tax rate.

The following table reconciles 2014 and 2013 second quarter and first six months earnings per share:

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		Second Quarter	First Six Months
2013	Reported EPS	$0.54	$1.26
	Lower transmission earnings in 2014	($0.11)	($0.13)
	Higher/lower retail electric revenues in 2014	($0.01)	$0.02
	Higher firm natural gas sales in 2014	$0.01	$0.04
	Lower non-tracked O&M in 2014	$0.02	$0.03
	Higher property tax, depreciation	($0.01)	($0.02)
	Higher non-tracked interest expense	($0.01)	($0.03)
	Other, including higher effective tax rate	($0.02)	---
	Higher integration costs in 2014 vs. 2013	($0.01)	($0.02)
2014	Reported EPS	$0.40	$1.15

Financial results for the second quarter and first half of 2014 and 2013 are noted below:

Three months ended:

(in millions, except EPS)	June 30, 2014	June 30, 2013	Increase/ (Decrease)	2014 EPS[1]
Electric Distribution/Generation	$83.4	$91.2	($7.8)	$0.26
Natural Gas Distribution	$2.0	$1.2	$0.8	$0.01
Electric Transmission	$43.9	$76.8	($32.9)	$0.14
NU Parent and Other Companies	$2.6	$3.6	($1.0)	$0.01
Earnings, ex. integration costs	$131.9	$172.8	($40.9)	$0.42
Integration costs	($4.5)	($1.8)	($2.7)	($0.02)
Reported Earnings	$127.4	$171.0	($43.6)	$0.40

Six months ended:

(in millions, except EPS)	June 30, 2014	June 30, 2013	Increase/ (Decrease)	2014 EPS[1]
Electric Distribution/Generation	$195.6	$190.6	$5.0	$0.62
Natural Gas Distribution	$54.1	$44.5	$9.6	$0.17
Electric Transmission	$118.8	$156.7	($37.9)	$0.37
NU Parent and Other Companies	$5.2	$10.8	($5.6)	$0.02
Earnings, ex. integration costs	$373.7	$402.6	($28.9)	$1.18
Integration impacts	($10.4)	($3.5)	($6.9)	($0.03)
Reported Earnings	$363.3	$399.1	($35.8)	$1.15

Retail sales data:

	June 30, 2014	June 30, 2013	% Change Actual
Electric Distribution
Gwh for three months ended	12,536	12,911	(2.9)%
Gwh for six months ended	26,884	26,707	0.7%

Natural Gas Distribution
Firm volumes in mmcf for three months ended	15,895	15,238	4.3%
Firm volumes in mmcf for six months ended	61,445	54,660	12.4%

NU has approximately 316 million common shares outstanding.  It operates New England’s largest energy delivery system, serving approximately 3.6 million customers in Connecticut, Massachusetts and New Hampshire.

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CONTACT:

Jeffrey R. Kotkin

(860) 665-5154

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Note: NU will webcast a conference call with senior management on August 1, 2014, beginning at 9 a.m. Eastern Time. The webcast can be accessed through NU’s website at www.nu.com.

1 All per share amounts in this news release are reported on a diluted basis.  The only common equity securities that are publicly traded are common shares of NU parent.  The earnings and EPS of each business do not represent a direct legal interest in the assets and liabilities allocated to such business, but rather represent a direct interest in NU's assets and liabilities as a whole.  EPS by business is a non-GAAP (not determined using generally accepted accounting principles) measure that is calculated by dividing the net income or loss attributable to controlling interests of each business by the weighted average diluted NU parent common shares outstanding for the period.  In addition, second quarter and first half 2014 and 2013 earnings and EPS excluding certain integration expenses related to the April 10, 2012 closing of the merger between NU and NSTAR are non-GAAP financial measures.  Management uses these non-GAAP financial measures to evaluate earnings results and to provide details of earnings results by business and to more fully compare and explain our second quarter and first half 2014 and 2013 results without including the impact of the non-recurring integration costs.  Management believes that this measurement is useful to investors to evaluate the actual and projected financial performance and contribution of NU’s businesses.  Non-GAAP financial measures should not be considered as alternatives to NU consolidated net income attributable to controlling interests or EPS determined in accordance with GAAP as indicators of NU’s operating performance.

This news release includes statements concerning NU’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts.  These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  In some cases, readers can identify these forward-looking statements through the use of words or phrases such as “estimate, “expect,” “anticipate,” “intend,” “plan,” “project,” “believe,” “forecast,” “should,” “could,” and other similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements.

Factors that may cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to, cyber breaches, acts of war or terrorism, or grid disturbances; actions or inaction of local, state and federal regulatory and taxing bodies; changes in business and economic conditions, including their impact on interest rates, bad debt expense and demand for NU’s products and services; fluctuations in weather patterns; changes in laws, regulations or regulatory policy; changes in levels or timing of capital expenditures; disruptions in the capital markets or other events that make NU’s access to necessary capital more difficult or costly; developments in legal or public policy doctrines; technological developments; changes in accounting standards and financial reporting regulations; actions of rating agencies; and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in NU’s reports filed with the Securities and Exchange Commission.  Any forward-looking statement speaks only as of the date on which such statement is made, and NU undertakes no obligation to update the information contained in any forward-looking statements to reflect developments or circumstances occurring after the statement is made or to reflect the occurrence of unanticipated events.

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